EXHIBIT 10(a)82
                         DEFERRED COMPENSATION AGREEMENT


         THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") made and entered into by and between THE SOUTHERN COMPANY ("Southern"), GEORGIA POWER COMPANY (the "Company") and WARREN Y. JOBE ("Employee").
                               W I T N E S S E T H
         WHEREAS, Employee has been employed by the Company for approximately ___________(____) years; WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management; WHEREAS, the parties acknowledge that certain events ("Eligibility Events") may occur upon the termination of the Employee's employment with the Company;
         WHEREAS, the parties desire to delineate their respective rights, duties, and obligations attendant to the occurrence of an Eligibility Event and desire to reach an accord and satisfaction of all claims arising from Employee's employment and the occurrence of an Eligibility Event, with appropriate releases; and
         WHEREAS, the parties desire to provide Employee with deferred compensation upon the occurrence of an Eligibility Event for service he has provided or will provide for the Company;
         WHEREAS, the parties desire to enter into a consulting arrangement upon the occurrence of an Eligibility Event; NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
         1. Event Rendering Employee Eligible For Deferred Compensation. The Employee shall become eligible for benefits under the terms of this Agreement if one of the following Eligibility Events occurs:
                  a. The Employee terminates employment with the Company on or after attaining age sixty-two (62) and enters into a release in the form attached hereto as Exhibit 1; or
                  b. The Employee, after entering into this Agreement but while employed by the Company, becomes totally and permanently disabled as determined by a medical doctor selected by the Company and enters into a release in the form attached hereto as Exhibit 1.
                  c. Upon the occurrence of the Eligibility Event in Paragraph
         (a) above, and subject to Paragraph 5, the Company agrees to pay to Employee the amounts described in Paragraphs 2, 3 and 4 hereof. Upon the occurrence of the Eligibility Event in Paragraph (b) above, and subject to Paragraph 5, the Company agrees to pay to Employee the amounts described in Paragraph 2 and 3 hereof. Employee covenants and agrees that the consideration set forth in Paragraphs 2, 3 and 4 shall be in full satisfaction of all sums owed to Employee, if any, by the Company upon the occurrence of an Eligibility Event, and shall constitute good and complete consideration for the Release attached hereto as Exhibit 1, those nondisclosure and ownership obligations under Paragraph 7 hereof and all other obligations and covenants of Employee contained herein.
                  d. Notwithstanding Paragraph (a) above, in the event Employee dies after entering into this Agreement but before incurring this Eligibility Event, the amounts described in Paragraphs 2 and 3 shall be paid to Employee's spouse, if living, or if not only the amounts payable under Paragraph 2 hereof shall be paid to the Employee's estate.

         2. Severance Benefit. Subject to the terms and conditions of this Agreement including paragraph 5 hereof, on the first day of the first month following the Employee's Eligibility Event, the Company shall pay to Employee a lump sum amount equal to two (2) times base pay in effect at the time of the Employee's Eligibility Event. Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the foregoing amounts.

         3. Replacement Benefit. On the first day of the first month following the Employee's Eligibility Event, the Company shall pay to Employee a lump sum amount equal to the present value of the following benefits determined as of the Employee's Eligibility Event: the monthly Early Retirement Reduction Percentage of Employee's Accrued Retirement Income under the Pension Plan (determined without regard to the limitations described under Sections 401(a)(17), 415(b) or 415(e) of the Internal Revenue Code of 1986 ("Code"), plus an amount equal to the reduction of the Employee's monthly SERP Benefit under Section 5.1 (a)(1) of The Southern Company Supplemental Retirement Plan, effective January 1, 1997, for commencement of benefits prior to Employee's Normal Retirement Date under the Pension Plan. In calculating the benefit with respect to the preceding sentence, any service granted the Employee under an agreement with the Company shall be taken into account. Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the foregoing amounts.
         4. Payments for Consulting. Upon terminating from the Company in accordance with Paragraph 1(a), Employee agrees to provide consulting services to Company as an independent contractor in accordance with the agreement set forth in Exhibit 2:
         5. Termination for Cause. In the event the Employee is terminated for cause, no benefits shall be payable under this Agreement. As used in the preceding sentence, the term "cause" shall mean gross negligence or willful misconduct in the performance of the duties and services required in the course of employment by the Company, the final conviction of a felony or misdemeanor involving moral turpitude, the carrying out of any activity or the making of any statement which would prejudice the good name and standing of the Company or would bring the Company into contempt, ridicule or would reasonably shock or offend any community in which the Company is located, or a material breach of the fiduciary obligations owed by an officer and an employee to the Company.
         6. Publicity; No Disparaging Statement. Except as otherwise provided in Paragraph 9 hereof, Employee, Southern and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

         7.       Non-Disclosure and Non-Solicitation.

                  a. Definitions. For purposes of this Paragraph 7, the following terms shall have the following meanings:

                           i) "Entity" shall mean any business, individual,
                  partnership, joint venture, agency, governmental subdivision, association, firm, corporation or other entity.

                           ii) "Affiliate" shall mean the following Entities:
                  (A) any Entity which owns an Interest (as defined below) in the Company either directly or indirectly through any other Entity, (B) any Entity an Interest in which is owned directly or indirectly by any Entity which owns directly or indirectly an Interest in the Company or (C) any Entity in which the Company owns an Interest either directly or indirectly through any other Entity. For purposes of this Agreement, the term "Interest" shall include any equity interest in an Entity in an amount equal to or greater than 30% of the Entity's total outstanding equity interests.

                           iii) "Confidential Information" shall mean
                  proprietary and confidential data or information other than Trade Secrets (as defined below), which is valuable to, and related to the business of, the Company, its Affiliates or non-affiliated Entities with whom the Company or its Affiliates has or have business relationships (collectively, "Third Parties"), and the details of which are generally unknown to the public or to the Company's competitors, including, without limitation, information regarding the Company's employees, business strategies, models and systems, customers, suppliers, partners and affiliates, gained by Employee as a result of his or her affiliation with the Company or its Affiliates, and other items that the Company or its Affiliates may from time to time mark or otherwise identify as confidential.

                           iv) "Trade Secrets" shall mean information of or
                  related to the Company, its Affiliates or Third Parties which
                  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; it being agreed that such information includes, without limitation, technical and non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers.

                           v) "Intellectual Property" shall mean all work
                  product, property, data, documentation, "know-how", concepts or plans, inventions, discovery, compositions, innovations, computer programs, improvements, techniques, processes, designs, article of manufacture or information of any kind, or any new or useful improvements of any of the foregoing and any Trade Secrets, patents, copyrights, Confidential Information, mask work, trademark or service mark, relating in any way to the Company or its Affiliates and its or their business prepared, conceived, revised, discovered, developed, or created by Employee for the Company or its Affiliates or by using the Company's or its Affiliates' time, personnel, facilities, or material.

                  b.       Nondisclosure: Ownership of Proprietary Property.

                           i) Nondisclosure. In recognition of the Company's
                  need to protect its legitimate business interests, Employee hereby acknowledges that he has been given access to valuable Trade Secrets and Confidential Information; and Employee hereby covenants and agrees that he will use the Trade Secrets and Confidential Information for the Company's business purposes only, and that he will not for any reason, in any fashion, form or manner, other than as instructed by a duly authorized representative of the Company, copy, disclose, disseminate, communicate, transfer or otherwise convey to any Entity any item: (A) which is a Trade Secret, for so long as such item remains a trade secret under applicable law; or (B) which is Confidential Information, other than Trade Secrets, for a period of two (2) years from the Employee's Eligibility Event.

                           ii) Notification of Unauthorized Disclosure. Employee
                  shall exercise his best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information known by, disclosed or made available to Employee. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary, in the procurement or protection of the Company's or its Affiliates' rights to or in any Intellectual Property, Trade Secrets or Confidential Information and, upon the Company's request, shall assist, to the extent necessary, in the procurement or protection of any Third Party's rights to or in any Intellectual Property, Trade Secrets or Confidential Information.

                           iii) Ownership. To the greatest extent possible, any
                  and all Intellectual Property shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq.), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company or its Affiliates all rights, title and interest Employee currently has or in the future may have by operation of law or otherwise in or to any Intellectual Property, including, without limitation, all patents, copyrights, trademarks, service marks and other Intellectual Property rights and agrees that the Company or its Affiliates shall have the exclusive world-wide ownership of such Intellectual Property, and that no Intellectual Property shall be treated as or deemed to be a "joint work" (as defined by the Copyright Act) of Employee and the Company, its Affiliates or otherwise. Employee agrees to execute and deliver to the Company or its Affiliates any transfers, assignments, documents or other instruments which the Company or its Affiliates may deem necessary or appropriate to vest complete title and ownership of any Intellectual Property, and all rights therein, exclusively in the Company or its Affiliates, as the case may be.

                           iv) Return of Materials. Upon the Employee's
                  Eligibility Event, or at any point after that time upon the specific request of the Company, Employee shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its Affiliates, including, without limitation, any Intellectual Property, Confidential Information and Trade Secrets, in Employee's possession.

         8. Transfer of Employment to Southern or a Southern Subsidiary or Affiliate. In the event that Employee's employment by the Company is terminated prior to Employee's Eligibility Event and Employee shall become immediately re-employed by Southern or a subsidiary or an affiliate of Southern, the Company shall assign this Agreement to Southern or such subsidiary or affiliate, Southern shall accept such assignment or cause such affiliate or subsidiary to accept such assignment, such assignee shall become the "Company" for all purposes hereunder, including but not limited to the Release and Consulting Agreement attached hereto and incorporated herein as Exhibit 1 and 2 respectively. In the event of such assignment, the expense of this Agreement shall be shared pro rata by the Company and any such assignee based upon the number of months after the effective date of this Agreement that the Employee is employed by the Company, and/or Southern and/or such affiliate or subsidiary of Southern, as the case may be.

         9. Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to any one other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.
         10. Successors And Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of Southern, the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia, United States of America (without giving effect to principles of conflicts of laws).
         11. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior Agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of Southern and the Company.
         12. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.
         13. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
         14. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive the value of his Account under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.
         15. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.
         16. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.
         17. Compensation. Any compensation contributed on behalf of Employee under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, or The Southern Company Pension Plan. Payments under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.
         18. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for Cause, the employment relationship of Employee and the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, this ___ day of ________________, 1998.

                                    "SOUTHERN"
                                    THE SOUTHERN COMPANY
                                    By:______________________
                                    Its:_____________________
                                    "COMPANY"
                                     GEORGIA POWER COMPANY
                                    By:______________________
                                    Its:_____________________

                                    "EMPLOYEE"

                                    WARREN Y. JOBE

                                    -------------------------

                                    WITNESSED BY:

                                    -------------------------








                       Exhibit 1 to Deferred Compensation
                          Agreement with Warren Y. Jobe


                                RELEASE AGREEMENT
         THIS RELEASE ("Release') is made and entered into by and between WARREN
Y. JOBE ("Employee"), THE SOUTHERN COMPANY ("Southern") and GEORGIA POWER COMPANY and its successor or assigns ("Company").
         WHEREAS, Employee, Southern and Company have agreed that Employee's employment with _________________ shall terminate on -------------, -------;
         WHEREAS, Employee, Southern and Georgia Power Company have previously entered into that certain Deferred Compensation Agreement, dated _______, 1998 ("Agreement"), that this Release is incorporated into by reference;
         WHEREAS, Employee, Southern and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee's employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;
         WHEREAS, the Company desires to provide Employee with deferred compensation in accordance with the Agreement for service he has or will provide for the Company;
         NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:
         1._______Release. Employee does hereby remise, release and forever discharge Southern and the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, "Releasees"), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to, any claims Employee may have pursuant to the Age Discrimination in Employment Act and any claims to benefits under any and all offer letters, employment or separation agreements, or bonus, severance, workforce reduction, early retirement, out-placement, or other similar plans sponsored by the Company, now or hereafter recognized (collectively, "Claims"), which he ever had or now has or may in the future have, by reason of any matter, cause or thing arising out of his employment relationship and privileges, his serving as an employee of the Company or the separation from his employment relationship or affiliation as an employee of the Company as of the date of this Release against each of the Releasees. Notwithstanding the foregoing, Employee does not release any Claims under the Age Discrimination in Employment Act that may arise after his execution of this Release.
         2._______No Assignment of Claim. Employee represents that he has not assigned or transferred, or purported to assign or transfer, any Claims or any portion thereof or interest therein to any party prior to the date of this Release.
         3._______Deferred Compensation. In accordance with Paragraph 1 of the Deferred Compensation Agreement, the Company agrees to pay the Employee, his spouse or estate, as the case may be, the amounts outlined in Paragraphs 2 and 3 of the Agreement.
         4._______Consulting Services. If the Employee terminates from the Company in accordance with Paragraph 4 of the Deferred Compensation Agreement, the Employee agrees to provide consulting services as set forth under the Consulting Agreement referred to therein.
         5._______No Admission Of Liability. This Release shall not in any way be construed as an admission by Southern, the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.
         6._______Voluntary Execution. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that this Release represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Release. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE.
         7. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:
                                   "SOUTHERN"
                                    THE SOUTHERN COMPANY
                                   By:
                                   Its:
                                    "COMPANY"
                                    GEORGIA POWER COMPANY
                                   By:
                                   Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

                                   "EMPLOYEE"

                                 WARREN Y. JOBE

         Date


WITNESSED BY:

------------------------------------

------------------------------------
Date

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is entered into by and between THE SOUTHERN COMPANY ("Southern"), GEORGIA POWER COMPANY (the "Company") and WARREN Y. JOBE ("Consultant").

                               W I T N E S S E T H

         WHEREAS, Southern and the Company conduct business in the electric utility industry;

         WHEREAS, Consultant has expertise with respect to this industry and about Southern and the Company;

         WHEREAS, Southern and the Company desire to retain certain consulting services of Consultant and Consultant desires to provide such consulting services to Company in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
         1. Engagement as an Independent Contractor. Company hereby agrees to engage Consultant as an independent contractor and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.
         2. Term. The term of this Agreement shall be for four (4) years and shall commence upon the occurrence of the Eligibility Event set forth under Paragraph 1(a) of the Deferred Compensation Agreement. Notwithstanding the preceding sentence, the term shall be shortened so that Consultant shall not be required to render consulting services beyond his sixty-sixth (66th) birthday. However, either party may terminate the Agreement at any time by providing a one hundred and eighty (180) day written notice of intent to terminate pursuant to
Section 7 below.
         3. Duties. Unless otherwise detailed in a specific letter or memorandum, Consultant shall manage, perform, and provide professional consulting services and advice as Company may request in writing from time to time. Consultant must obtain prior written approval from the Company before Consultant contracts with or in any other way employs any agents or subcontractors to perform work in any way related to this Agreement. Consultant shall cause its agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with Company's Code of Ethics. Additionally, during the term of this Agreement, Consultant agrees to promote the best interests of Company and to take no actions that in any way damage the public image or reputation of Company or its affiliates or to knowingly assist, in any way, a competitor of Company.
         4.       Consultant as an Independent Contractor.
                  a. The parties acknowledge and intend that the relationship of Consultant, and its agents, employees and subcontractors, to Company under this Agreement shall be that of independent contractors. In performing its duties under this Agreement, Consultant shall cause the services required to be completed according to its own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of its work. Consultant shall determine its own working hours and schedule for its agents, employees and subcontractors and shall not be subject to Company's personnel policies and procedures except for Company's Code of Ethics.
                  Consultant shall be entirely and solely responsible for its actions or in-actions and the actions or in-actions of its agents, employees or subcontractors, if any, while performing services hereunder. Consultant agrees that neither it nor any of its agents, employees or subcontractors shall, in any form or fashion, maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between Company and Consultant, its agents and employees, or between Company and any subcontractor or its agents and employees, and neither Consultant nor its agents, employees or subcontractors are granted nor shall they represent that they are granted any right or authority to make any representation or warranty or assume or create any obligation or responsibility, express or implied, for, on behalf of or in the name of Company, to incur debts for Company or to bind Company in any manner whatsoever.
                  Additionally, Consultant hereby waives and relinquishes any right of subrogation it might have against Company under the provisions of the Workers' Compensation Act of Georgia on account of any injury to its employees or employees of its subcontractors, if any, caused in whole or in part by any negligence of Company. Consultant further agrees that it will require its Workers' Compensation insurer, if any, to likewise waive and relinquish such subrogation rights and furnish evidence of such waiver to Company.
                  b. Consultant agrees that neither its agents, employees or subcontractors nor the agents or employees of its subcontractors shall be eligible to participate in any employee benefit plan sponsored by Company or its affiliates, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Company for its employees. 5. Compensation and Payments.
                  a. As payment for the services provided under this Agreement, Consultant shall receive compensation in accordance with the following schedule:
     Minimum Days Required
       to be Available       Retainer for     Rate for Days in Excess of
Year     to Company          Minimum Days        Minimum Required Days
  1        30                   $60,000                 $2,000
  2        30                   $60,000                 $2,000
  3        20                   $40,000                 $2,000
  4        20                   $40,000                 $2,000

                  The provided amounts will be payable upon execution by the Company of this Agreement and each succeeding anniversary thereof for the term of the Agreement. Consultant shall be reimbursed by Company for reasonable expenses incurred while conducting work as Consultant under this Agreement which are approved by the Company in advance upon remittance of the same to Company.

                  b. Consultant hereby recognizes, covenants and agrees that, except as specifically set forth to the contrary in this Agreement, Consultant shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant, its agents, employees and all subcontractors at any time and for any reason as a result of this Agreement or the performance of services by Consultant including, but not limited to, withholding taxes, social security taxes, unemployment taxes, sales/use taxes and workers' compensation insurance premiums.

         6. Transfer of Employment to Southern or a Southern Subsidiary or Affiliate. In the event that Employee's employment by the Company is terminated prior to Employee's Eligibility Event under the Deferred Compensation Agreement and Employee shall become immediately re-employed by Southern or a subsidiary or an affiliate of Southern, the Company shall assign this Agreement to Southern or such subsidiary or affiliate, Southern shall accept such assignment or cause such affiliate or subsidiary to accept such assignment, such assignee shall become the "Company" for all purposes hereunder.

         7. Notices. All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:
         ======================                      =======================
         ----------------------                      -----------------------

         8. Indemnification. Consultant shall and does hereby expressly agree to indemnify and hold harmless Southern and Company, its officers, directors, shareholders, employees, parent and affiliates against any and all suits, actions, judgments, costs (including, without limitation, all court costs and attorneys' fees), losses, damages, or claims of whatever nature arising out of or related to any acts or omissions of Consultant, its agents, employees or subcontractors, including, but not limited to, any injuries to or deaths of persons or any damage to property or equipment. Consultant further agrees to defend any and all such actions in any court or in arbitration.

         9. Non-Disclosure, Non-Competition And Non-Solicitation Provisions.

                  a. Definitions. For purposes of this Section 9, the following terms shall have the following meanings:

                           i) "Confidential Information" shall mean proprietary
                  and confidential data or information other than Trade Secrets (as defined below), which is valuable to, and related to the business of the Company, its Affiliates or non-affiliated Entities with whom the Company or its Affiliates has or have business relationships (collectively, "Third Parties") and the details of which are generally unknown to the public or to the Company's Competitors including, without limitation, information regarding the Company's employees, business strategies, models and systems, customers, suppliers, partners and affiliates, gained by Consultant as a result of his or her affiliation with the Company or its Affiliates, and other items that the Company or its Affiliates may from time to time mark or otherwise identify as confidential.

                           ii) "Trade Secrets" shall mean information of or
                  related to the Company, its Affiliates or Third Parties which
                  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; it being agreed that such information includes, without limitation and without regard to form, technical and non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers.

                           iii) "Intellectual Property" shall mean all work
                  product, property, data, documentation, "know-how", concepts or plans, inventions, discovery, compositions, innovations, computer programs, improvements, techniques, processes, designs, article of manufacture or information of any kind, or any new or useful improvements of any of the foregoing and any Trade Secrets, patents, copyrights, Confidential Information, mask work, trademark or service mark, relating in any way to the Company or its Affiliates and its or their business prepared, conceived, revised, discovered, developed, or created by Consultant for the Company or its Affiliates or any of Company's or its Affiliates' clients or Customers or by using the Company's or its Affiliates' time, personnel, facilities, or material.

                           iv) "Competitive Position" shall mean: any employment
                  or independent contractor arrangement with any Customer whereby Consultant will serve such Customer in the same or substantially similar capacity as that which it performs for Company or its Affiliates pursuant to the terms of this Agreement.

                           v) "Customer" shall have the meaning ascribed by
                  Section 9.c. hereof.

                           vi) "Entity" shall mean any business, individual,
                  partnership, joint venture, agency, governmental subdivision, association, firm, corporation or other entity.

                           vii) "Affiliate" shall mean the following Entities:
                  (A) any Entity which owns an Interest (as defined below) in the Company either directly or indirectly through any other Entity, (B) any Entity an Interest in which is owned directly or indirectly by any Entity which owns directly or indirectly an Interest in the Company or (C) any Entity in which the Company owns an Interest either directly or indirectly through any other Entity. For purposes of this Agreement, the term "Interest" shall include any equity interest in an Equity in an amount equal to or greater than 30% of the Entity's total outstanding equity interests.

                  b.       Nondisclosure: Ownership of Proprietary Property.

                           i) Nondisclosure. In recognition of the need of
                  Company and its Affiliates to protect its legitimate business interests, Consultant hereby covenants and agrees that: (A) with regard to each item constituting all or any portion of a Trade Secret (before or after the termination of this Agreement); and (B) with regard to any Confidential Information, at all times during this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason, Consultant, its agents, employees and subcontractors shall regard and treat all Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company and its Affiliates and will not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any Third Party for any purpose other than in accordance with this Agreement or as required by applicable law.

                           ii) Allowed Disclosures. Notwithstanding Section
                  9.b.i) hereof, Consultant may disclose Confidential Information and Trade Secrets to those of its agents, employees and subcontractors who need to know such particular Trade Secrets or Confidential Information in order for Consultant to perform its obligations under this Agreement. Consultant shall require each and every person to whom it discloses any Trade Secrets or Confidential Information to execute confidentiality agreements in a form reasonably acceptable to Company and shall use its best efforts to cause such persons to comply with the restrictions contained in such confidentiality agreements. Consultant shall remain responsible for every person to whom it provides Trade Secrets or Confidential Information.

                           iii) Notification of Unauthorized Disclosure.
                  Consultant shall exercise its best efforts and shall cause its agents, employees and subcontractors to exercise their best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company or its Affiliates known by, disclosed or made available to Consultant, whether in connection with this Agreement or any other past or present relationship with Company or its Affiliates. Consultant shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware. Consultant shall assist Company and its Affiliates, to the extent necessary, in the procurement or protection of Company's and its Affiliates' rights to or in any Intellectual Property, Trade Secrets or Confidential Information.
                           iv) Ownership. To the greatest extent possible, any
                  and all Intellectual Property shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq.), and Consultant hereby unconditionally and irrevocably transfers and assigns and shall cause its agents, employees and subcontractors to unconditionally and irrevocably transfer and assign to Company or its Affiliates all rights, title and interest Consultant or such persons currently have or in the future may have by operation of law or otherwise in or to any Intellectual Property, including, without limitation, all patents, copyrights, trademarks, service marks and other Intellectual Property rights and agrees that Company and its Affiliates shall have the exclusive world-wide ownership of such Intellectual Property, and that no Intellectual Property shall be treated as or deemed to be a "joint work" (as defined by the Copyright Act) of Consultant, Company and its Affiliates or otherwise. Consultant agrees to execute and deliver and to cause its agents, employees and subcontractors to execute and deliver to Company any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate to vest complete title and ownership of any Intellectual Property, and all rights therein, exclusively in Company or its Affiliates.

                           v) Return of Materials. Immediately upon termination
                  of the Agreement, or at any point prior to or after that time upon the specific request of Company or its Affiliates, Consultant shall return and shall cause its agents, employees and subcontractors to return to Company and its Affiliates all written or descriptive materials of any kind including, without limitation, any Intellectual Property, Confidential Information and Trade Secrets, in Consultant's or such persons' possession. The confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

                           vi) Public Statements and Press Releases. Company
                  shall issue all public statements concerning the work hereunder. Neither Consultant nor its agents, employees or subcontractors shall issue any press releases, publications or other public communications describing or concerning any acknowledged project of Company or its Affiliates without the prior written consent of the Company.

                  c. Non-solicitation of Customers, Non-referral and Non-compete. Consultant covenants and agrees that during the term of this Agreement, and for a period of three (3) years thereafter, it shall not, nor shall its agents, employees or subcontractors either directly or indirectly, for itself or themselves or in conjunction with or on behalf of any Entity: (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Company or its Affiliates whom Consultant, its agents, employees or subcontractors, has solicited, provided service to or otherwise had significant contact with while providing services to Company and its Affiliates pursuant to this Agreement (hereinafter "Customer"); (b) refer, recommend or otherwise suggest to any Customer the services of any Entity other than Company or its Affiliates with respect to those types of services which Company and its Affiliates are regularly in the business of providing; (c) refer, recommend or otherwise suggest to any Entity to provide or seek to provide services to any Customer with respect to those types of services which Company and its Affiliates are in the business of providing; (d) seek or accept a Competitive Position with a Customer; or (e) solicit, divert or appropriate or attempt to solicit, divert or appropriate any employee or other contractor of Company or its Affiliates. Consultant agrees to require each of its agents, employees or subcontractors who will perform services pursuant to this agreement for a Customer to execute a non-solicitation, non-referral and non-compete agreement in a form reasonably acceptable to Company and its Affiliates and shall use its best efforts to cause such persons to comply with such agreement.

                  d. Remedies. The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant, its agents, employees or subcontractors except as otherwise authorized by the Company in writing, or any other violation of this
         Section 9 would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Company and its Affiliates that is not fully compensable by monetary damages. Should Consultant breach or threaten to breach any provision of this Section 9, Company and its Affiliates shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant's breach), cumulative of and in addition to any other rights or remedies to which Company and its Affiliates may be entitled by this Agreement, at law or in equity. 10. Laws, Regulations and Public Ordinances. Consultant shall comply with all federal, state, and local statutes, regulations, and public ordinances governing its work hereunder and shall indemnify, defend and hold Company and Southern harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant's failure to do so.
         11. Political Activities. Of particular importance to Company and Southern are those laws and regulations that regulate or proscribe conduct relating to lobbying, political campaign contributions or other dealings with public officials or candidates for public office. The parties expressly acknowledge that all amounts paid by Company to Consultant consist solely of payment for professional services rendered or reimbursement of all normal "out of pocket" expenses related thereto; and no portion of such payment shall be forwarded to any political campaign, any candidate for political office or any candidate's campaign committee or to any other entity if Company or Southern itself could not lawfully make such a payment. While Consultant expressly agrees not to make any campaign contributions for or on behalf of Company or Southern in any form, Consultant retains the right to make such contributions in its corporate capacity as otherwise permitted by law.
         12. Foreign Corrupt Practices. Consultant acknowledges that Company and Southern are subject to the provisions of United States Public Law 95-213, the Foreign Corrupt Practices Act of 1977 and any amendments thereto ("FCPA") and that it is familiar with Company's policy to comply strictly with the FCPA. Consultant hereby agrees to meet and comply with the FCPA and Company's policy in all respects and to require its employees, agents, advisors, affiliates, associates, vendors and subcontractors to do the same. Consultant specifically understands and agrees that it shall not make any offer, gift, promise to give, or authorization of the giving of anything of value, to any official, any political party or official thereof or any candidate for political office, or any other person, that is contrary to the prohibitions set forth in the FCPA, including, without limitation, articles 78dd-1(a) or 78dd-2(a) thereof ("Improper Payments"). Consultant hereby further represents and warrants within the meaning of the FCPA that:
                  (i) no person or entity affiliated with Consultant is a foreign official of a foreign political party, or a candidate for foreign political office, or a person who will offer all or a portion of the consideration received by Consultant or such person or entity to any foreign official, foreign political party or official thereof, or to any candidate for political office; and

                  (ii) the consideration, or any portion thereof, paid by Company to Consultant, pursuant to this Agreement or otherwise, constitutes (or will constitute) consideration only for the services rendered hereunder and is not given, directly or indirectly, in order to influence any act or decision of a foreign official in its official capacity or to induce such foreign official to use its influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality in order to assist Company or Southern in obtaining or retaining business. In the event that Consultant or any of its agents, employees or subcontractors makes any Improper Payment or otherwise violates the provisions of this
         Section 12, then in addition to other rights and remedies available to Company and Southern hereunder and under applicable law, Company and Southern shall have the right to immediately terminate this Agreement and recover from Consultant or withhold from compensation due Consultant under this Agreement or any agreement entered into pursuant hereto: (i) the amount or value of the Improper Payment; and (ii) any fines, expenses or attorneys' fees incurred in connection with the Improper Payment or violation hereof.

         12. Waiver of Breach. The waiver by any party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.
         13. Assignment by Consultant. Consultant may not assign, transfer or subcontract any of its rights or obligations under this Agreement to any party without the prior written consent of the Company. Consultant's obligations under this Agreement shall be binding on Consultant's successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision shall be null and void.
         14. Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6, 7, 8, 9, 10, 11, 14, 15, 16, 17 and 18 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

         15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

         16. Severability. The unenforceability or invalidity of any term, provision or Section of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, or sections hereof, but such remaining terms, provisions or sections shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         17. Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.
         18. Entire Agreement. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of ________________, _____.

         "COMPANY"                                  "CONSULTANT"
         GEORGIA POWER COMPANY                       WARREN Y. JOBE


By:_________________________________         ____________________________

Its:________________________________         Witnessed By:_______________

         "SOUTHERN"
         THE SOUTHERN COMPANY


By:_________________________________

Its:________________________________